Exhibit 99.1

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

For Immediate Release: March 26, 2012

Lee Allan

Vice President, New Media

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

Griffin Capital Net Lease REIT Acquires

Westinghouse Electric Global Headquarters Office Property

El Segundo, Calif. (Mar 26, 2012) – Griffin Capital Corporation (“Griffin”) on behalf of Griffin Capital Net Lease REIT (the “REIT”) announced today the purchase of a 117,968 square foot Class A office building 100% leased to and occupied by Westinghouse Electric Company, LLC (the “Company”), a nuclear power company that provides fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry in the United States and internationally. The REIT, which is focused on acquiring business essential single-tenant, office and industrial properties net-leased to creditworthy corporate tenants, acquired the property for $36.2 million.

The property is located on the Company’s international headquarters campus in Cranberry Township, Pennsylvania, approximately 28 miles north of downtown Pittsburgh and within 30 miles of Pittsburgh International Airport.

2121 Rosecrans Avenue | Suite 3321 | El Segundo, California 90245 | 310.469.6100 | www.griffincapital.com

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

Griffin believes the property is essential to the tenant’s business for several reasons: (i) to support its growth, the Company conducted a multi-state search in 2009 and chose this location in Cranberry Township for its new state-of-the-art, build-to-suit campus (this property is located adjacent to the three other contiguous headquarters buildings), (ii) the property houses engineers responsible for two of the Company’s important product lines: nuclear services and nuclear fuel, and (iii) a portion of the building’s systems are tied directly to the adjacent headquarters.

“This acquisition satisfies our key acquisition metrics: the tenant made a long term commitment to the property as manifest in the initial lease duration; the property is essential to the ongoing business operations of the tenant; and, the tenant is financially sound and maintains a dominant market position in its industry,” said Don Pescara, Griffin’s Managing Director of Acquisitions. “This transaction is particularly attractive due to the institutional quality of the building, the amenity-rich campus and surrounding neighborhood, and the property’s strategic location in one of the fastest-growing office submarkets in Pennsylvania,” added Pescara.

About Griffin Capital and Griffin Capital Net Lease REIT

Los Angeles-based Griffin Capital Corporation (“Griffin”) is the sponsor of Griffin Capital Net Lease REIT, Inc. (the “REIT”), a publicly-registered, non-traded real estate investment trust focused on providing individual investors dependable monthly income through the ownership of a diversified portfolio of business essential office and industrial properties net leased on a long term basis to creditworthy corporate tenants. Manifesting keen alignment of shareholder interest, the principals and certain affiliates of Griffin invested over $26 million of capital into the REIT. Griffin has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14 billion in transaction value, Griffin has acquired or constructed over 11 million square feet of space since 1996, and currently manages a portfolio of more than 7.9 million square feet located in 14 states, representing approximately $912 million in asset value. For more information regarding Griffin, please visit www.griffincapital.com.

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2121 Rosecrans Avenue | Suite 3321 | El Segundo, California 90245 | 310.469.6100 | www.griffincapital.com